Exhibit 10.10
CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER A CONFIDENTIAL TREATMENT REQUEST, PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

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SUPPLY & DISTRIBUTION AGREEMENT
This Supply & Distribution Agreement (“Agreement”) is made as of this 26th day of October 2007 (“Effective Date”) by and between RULES-BASED MEDICINE, INC., a corporation organized and existing under the laws of the State of Delaware, with an address of 3300 Duval Road, Austin, TX 78759 (“RBM”) and EMD CHEMICALS INC., a corporation organized and existing under the laws of the State of New York, with an address of 441 Charmany Drive, Madison, WI 53719 (“EMD”).
WITNESSETH THAT:
WHEREAS, RBM owns or controls certain Technology and Know-How, as defined below, related to multiplexed immunoassays;
WHEREAS, EMD desires to obtain a license under said Technology and Know-How and RBM is willing to license rights under said Technology and Know-How to EMD;
WHEREAS, RBM also manufactures certain Products as defined below and is willing to supply EMD with such Products for resale by EMD;
NOW THEREFORE, the parties hereto agree as follows:
ARTICLE I — DEFINITIONS
For the purposes of this Agreement the following words shall have the following meanings:
1.1	“Affiliate” means any entity directly or indirectly controlling, controlled by or under common control with a party hereto; the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a party, whether through the ownership of voting securities, by contract or otherwise.

1.2	“Agreement” means this Supply & Distribution Agreement between RBM and EMD.

1.3	“Assay Kits” means the items to be assembled hereunder and xMAP Immunoassay Kits sold by EMD, and which incorporate the Technology and Know-How and the Products.

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1.4	“Field of Use” means the application areas defined in Exhibit C.

1.5	“Intracellular Protein” means any protein or glycoprotein analyte that has a primary biological location and function on the intracellular side of the plasma membrane of a cell whereby disruption of the cell or tissue, commonly referred to as lysis, is required for release and quantification of said target analyte. Intracellular Proteins do not include secreted proteins or glycoproteins or proteolytically shed extracellular domains of trans-membrane or membrane associated proteins.

1.6	“Non-RBM Products” means Luminex xMAP Bead Based Immunoassay set or sets commonly referred to as “xMAP” or “MAP” that are not within RBM’s testing services business portfolio and/or other Luminex xMAP Bead Based Immunoassays as further detailed in Exhibit A or that are developed during the term of this Agreement.

1.7	“Products” means Luminex xMAP Bead Based Immunoassay set or sets commonly referred to a “xMAP” or “MAP”, which are currently within RBM’s testing services business portfolio and/or other Luminex xMAP Bead Based Immunoassays as further detailed in Exhibit A and/or that are developed during the term of this Agreement for RBM’s “general” (i.e. non-custom) testing services business and are not subject to a restricted agreement with a third party. The Products shall consist of assay components including standards which conform to the Quality Guidelines as defined in Exhibit B. The Products may include one or more single (i.e. non-multiplexed) Luminex or xMAP Immunoassays.

1.8	“Quality Guidelines” means the quality characteristics for the Products as defined in Exhibit B.

1.9	“Net Sales” means the total amounts invoiced by EMD for all Assay Kits sold to end users, Affiliates or third party distributors less (i) trade, cash and volume discounts and rebates; (ii) allowances given or made for rejection or return of a previously sold Assay Kits; (iii) customs duties, sales taxes and/or use taxes, value added taxes, excise taxes and/or duties or tariffs and/or other similar taxes imposed upon the sale, transportation or delivery of Product; and (iv) freight, insurance and other direct shipment expenses.

1.10	“Technology and Know-How” means RBM’s knowledge and expertise related to the development and commercialization of Products and all patents and applications now or

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hereafter owned or controlled by RBM which are necessary or useful in connection with the manufacture or use of the Products, and all unpatented scientific, engineering, economic or other know-how, technical data or information, all methods, processes and procedures and all instruments, tooling, test equipment, test fixtures, manufacturing alignment and process jigs, machines and apparatus now or at any time owned or controlled by RBM relating to or useful in connection with the manufacture, sale or use of the Products.

1.11	“Territory” means all countries of the world.
ARTICLE 2 — GRANT
2.1	RBM hereby grants to EMD during the Term (defined below) of this Agreement an exclusive, personal, non-transferable, royalty-bearing license, without the right to grant sublicenses, to make, use, offer to sell, and sell the Products as part of the Assay Kits solely in the Field of Use in the Territory. The foregoing includes the rights to (a) convey to customers the right to use the Products as part of the Assay Kits in the Field of Use, (b) employ Affiliates to use and sell Assay Kits in the Field of Use, and (c) employ Third Party distributors to sell Assay Kits in the Field of Use. None of the foregoing shall be construed as a sublicense. EMD acknowledges that it has no interest in any intellectual property rights of RBM other than the license with respect to the Technology and Know-How and the Products as part of the Assay Kits solely in the Field of Use set forth in this Section 2.1 and RBM will remain the sole and exclusive owner of all right, title and interest in any such rights. RBM shall be free to exploit and commercialize all its intellectual property rights, and to conduct its testing services business, without any duty or obligation to EMD other than as stipulated in this Agreement.

2.2	The start date of the Initial Term (as defined in Section 20.1) shall also be the start date of Sales Year 1. The exclusive rights granted in Section 2.1 shall remain valid for an initial period of three (3) Sales Years based upon EMD reaching the sales targets for Sales Years 1, 2, and 3 defined below (the “Sales Targets”). An additional two (2) year exclusivity period for Sales Year 4 and Sales Year 5 will be automatically granted if the Sales Targets for Sales Year 1 through Sales Year 3 have been achieved by EMD. If EMD does not reach the Sales Targets for Sales Year 1 through Sales Year 3, RBM and EMD will mutually establish a reasonable sales recovery plan for Sales Year 4 through Sales Year 5 to allow EMD to maintain exclusivity during this two (2) year period. If EMD achieves

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all of the Sales Targets and the sales targets for Sales Years 4 and 5, on a cumulative basis by Sales Year 5, an automatic two (2) year extension of the exclusivity period will occur. Both parties agree to negotiate in good faith ongoing Sales Targets for the period after Sales Year 5 until the expiration or termination of the Agreement.

Sales Targets:

Sales Year 1	[***]	in Net Sales
Sales Year 2	[***]	in Net Sales
Sales Year 3	[***]	in Net Sales
Sales Year 4	[***]	in Net Sales
Sales Year 5	[***]	in Net Sales
Note. Sales Year 1 begins on the date of receipt by EMD of the First Group of Products as defined in Exhibit A.

2.3	If EMD does not meet the Sales Targets defined in Section 2.2, the rights granted under this Section 2 will convert at RBM’s option to non-exclusive after Sales Year 5, or any time thereafter.

2.4	RBM agrees that Sales Targets are only achievable if RBM meets defined Product introduction timelines and continuity of Product supply to EMD as stipulated under this Agreement. The parties thus agree to reduce Sales Targets by a mutually agreed upon percent if the timelines and continuity of Product supply are not met by RBM.
ARTICLE 3 — PRODUCT SUPPLY
3.1	Within one (1) year of the Effective Date of this Agreement, RBM will supply EMD with the First Group of Products (as defined in Exhibit A). RBM shall notify EMD in writing of the firm delivery date of such Products no less than one (1) month prior to said delivery date RBM will maintain an appropriate validation and notification system for changes in components agreed to be critical for performance of the Products as part of the Assay Kits. EMD will be responsible for incorporating and packaging the Products into the Assay Kits.

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3.2	RBM warrants that the Products shall conform to the Quality Guidelines detailed in Exhibit B and, at the time of delivery, RBM shall have good title to and the right to transfer such Products, and that the same shall be delivered free of encumbrances. Within sixty (60) days prior to the delivery of each group of unique Products, RBM will provide performance and quality characteristics (Product Specific Performance and Quality Report) that will make up final Product specifications relating to such group of Products; such assay performance data package shall include, without limitation, the data set forth in Exhibit B. In the event the Products supplied by RBM do not conform to the Quality Guidelines, RBM shall, within sixty (60) days of EMD notifying RBM of such non-conformance, replace such defective Products at no cost to EMD, inclusive of all shipping costs associated with the return of the defective Products, and EMD’s rights under this sentence shall constitute EMD’s sole remedy with respect to a breach of warranty under this Section 3.2. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

3.3	EMD is solely responsible for establishing the retail price for each Assay Kit. EMD recognizes that RBM has unique knowledge of the applications and markets for these Assay Kits and agrees to discuss the pricing strategy with RBM prior to EMD’s launch of any Assay Kit.

3.4	RBM agrees to maintain the unit prices set forth in Exhibit A through January 1, 2010. Thereafter, price increases shall be no more than four percent (4%) per year and such increases shall be documented in writing. Price increases in excess of four percent (4%) per year may be necessary due to certain market conditions and shall be negotiated in good faith between the parties. For price changes to become effective on January 1 of a given calendar year, such price changes must be communicated to EMD by September 1 of the previous calendar year. On or around the second anniversary of this Agreement, RBM and EMD will review the prices of all Products. The transfer price per Product shall be defined on a per panel basis as detailed in Exhibit A, and will scale appropriately, based on the number of analytes measured using each Product, the market value of each Product, and competitive considerations.

3.5	RBM will guarantee supply of all orders as provided in Section 3.8 subject to the force majeure provisions set forth in Section 24.2 of this Agreement. The maximum

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lead-time for delivery of Products will be eight (8) weeks from the date of EMD’s Purchase Order submission to the date of EMD’s Products receipt at EMD’s designated warehouse. The product will ship F.O.B. point of shipment, at which time the title will transfer to EMD. Products will be shipped using EMD’s preferred carrier, Federal Express (Account # 092100103). Shipping documentation (commercial invoice, packing slip) must include the following statements as well as any other statements required by law:
•	For laboratory research use only

•	Not for human, veterinary, or drug use

•	Purchase Order Number
Purchase orders will be sent to:
Pat Gallant
Accounting Manager
Rules-Based Medicine, Inc.
3300 Duval Road
Austin, TX 78759
Phone: 512-835-8026
Fax:     512-835-4687
Products will be invoiced to:
EMD Chemicals Inc.
480 South Democrat Road
Gibbstown, NJ 08027
Attn: Accounts Payable

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Products will be shipped to:
EMD Chemicals Inc.
441 Charmany Drive
Madison, WI 53719
Attn: Receiving
3.6	Terms of payment for Products are net thirty (30) days from date of invoice, (which shall be no sooner than the Product ship date), unless otherwise agreed to in writing by both parties.

3.7	All costs associated with assembling and packaging the Products into Assay Kits and shipping the Assay Kits from EMD’s warehouse to end-users will be paid by EMD.

3.8	Within thirty (30) days after receipt by EMD of the First Group of Products as defined in Exhibit A, EMD shall provide RBM a rolling written forecast of orders that it expects to place during the next four (4) calendar quarters, including expected delivery dates. Revised forecasts shall thereafter be submitted within ten (10) days of the beginning of each calendar quarter; said calendar quarters shall be deemed to end on March 31st, June 30th, September 30th and December 31st respectively. The forecast for the first calendar quarter of each revised forecast shall constitute a binding commitment by EMD to purchase the quantities of Products indicated (a “Firm Commitment”) and, unless rejected by RBM in writing within five (5) business days of receipt of such forecast, a binding commitment from RBM to deliver such quantities of Products subject to receipt of Purchase Orders pursuant to Section 3.9. The forecast for the remaining calendar quarters of each revised forecast shall be based on EMD’s good faith estimate as of the date thereof and except as provided below shall not bind EMD or RBM in any way (“Non-Binding Forecasts”). Any Firm Commitment for any calendar quarter may differ from the Non-Binding Forecasts for such calendar quarter previously provided by EMD; provided, however, that RBM shall not be obligated to supply quantities of Products to EMD in any given calendar quarter in excess of the amount specified for such calendar quarter in the most recent Non-Binding Forecast provided by EMD. Notwithstanding the foregoing, RBM shall use commercially reasonable efforts in an attempt to supply EMD with such excess quantity of Products. EMD shall provide Purchase Orders in accordance with the terms of this Agreement, specifying the Products, quantity and requested delivery date.

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3.9	Based on the Firm Commitments, EMD shall provide RBM with Purchase Orders at least eight (8) weeks prior to the delivery date specified in such forecast. Purchase Orders shall specify the quantity of Products ordered, which shall not be less than the required Firm Commitment quantity identified in Section 3.8 and shall be a minimum of [***] units for the first order of any Sub-Panel as defined in Exhibit A and a minimum of [***] units for any subsequent orders of any Sub-Panel as defined in Exhibit A. EMD shall be obligated to purchase all such Products ordered by EMD and delivered by RBM pursuant to this Article 3 provided that such Products meet Products warranty set forth in Section 3.2 above. If RBM believes there will be a delay in the shipment beyond the delivery date specified in the Purchase Order, RBM will promptly notify EMD of such expected delay and will use best efforts to minimize such delay. Without limitation of the foregoing, EMD acknowledges that RBM is dependent on Luminex for its supply of Beads and certain other suppliers for its supply of protein reagents for use in manufacturing Products, and, provided RBM is not in breach of any of its obligations to Luminex or such other suppliers, RBM shall not be liable for any delays in delivery of Products resulting from a failure or delay on the part of Luminex in supplying Beads to RBM or of said other suppliers in supplying protein reagents.

3.10	EMD and RBM shall jointly establish batch acceptance testing protocols to measure the compliance of the Products with the Quality Guidelines. Subject to Section 3.11, EMD shall have forty-five (45) days from the date of receipt of each batch of Products to confirm conformity with the Quality Guidelines. EMD shall notify RBM in writing within such forty-five (45) day period of its acceptance or rejection of any batch of Products delivered by RBM, which notice of rejection must contain the reason for such rejection or such batch shall be deemed for all purposes under this Agreement to have been accepted by EMD. If EMD fails to provide such notice with respect to some or all of a particular shipment within forty-five (45) days after receipt thereof, EMD will be deemed for all purposes under this Agreement to have accepted such shipment. Notwithstanding the foregoing, EMD’s acceptance of any shipment of Products shall not limit EMD’s rights under Section 3.11 below or indemnification obligations under this Agreement. RBM will use best efforts to replace promptly (and no later than sixty (60) days from EMD’s notification per Section 3.2) any properly rejected batches of Products which the Parties agree, or an independent laboratory ultimately determines (pursuant to Section 3.12 below), fail to meet the Quality Guidelines, or at EMD’s request, credit EMD with the amounts paid by EMD for such batches. EMD shall return to RBM any

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rejected batch of Products at its sole expense. RBM shall reimburse EMD for shipping costs incurred in returning any properly rejected Products that the parties agree, or an independent laboratory ultimately determines (pursuant to Section 3.12 below) fail to meet the Quality Guidelines.

3.11	EMD may reject any Product at any time up to the expiration date stated on the Certificate of Analysis for said Product if all of the following apply:
3.11.1	said Product does not comply with a warranty stated in this Agreement or in any schedule herewith, and

3.11.2	such non-compliance is caused by a change, deterioration or spontaneous modification which shall have occurred following the date the Product was shipped to EMD; and

3.11.3	such non- compliance is not due to failure of EMD or by a customer or agent of EMD to handle or store the Product as required by the labeling; and

3.11.4	non-compliance under Sections 3.11.1 and 3.11.2 will allow EMD to return Product as defined under Section 3.10; and

3.11.5	EMD provides such information pertaining to any of the above matters as RBM may reasonably request
3.12	Notwithstanding the foregoing, RBM reserves the right to test any batch of rejected Products to determine compliance with the Quality Guidelines. In the event of a conflict regarding whether or not Products meet the Quality Guidelines at the time of delivery, which RBM and EMD are unable to resolve after a good faith attempt by both Parties to resolve such matter in a period of thirty (30) days after the conflict arises, a sample of the Products shall be submitted by EMD to an independent laboratory reasonably acceptable to both parties for testing against the Quality Guidelines. The results obtained by such laboratory shall be final and controlling for purposes of this Agreement. The fees and expenses of all such laboratory testing shall be borne entirely by the party in error. In the event the independent laboratory test results indicate that the Products in question did not meet the Quality Guidelines, RBM shall replace such Products at no additional cost in accordance with Section 3.10. In the event the independent laboratory test results indicate that the rejected Products in question meet the Quality Guidelines, then EMD shall pay all additional shipping and transportation costs incurred as a result of the conflict and shall accept and pay for the previously rejected Products in accordance with all applicable provisions hereunder.

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ARTICLE 4 — INITIAL DEVELOPMENT FEE AND ROYALTY
4.1	Within thirty (30) days of the Effective Date of this Agreement, EMD will pay RBM the sum of [***] for the development of the First Group of Products.

4.2	In consideration of the license granted under Article 2, EMD shall pay royalties to RBM at a rate of [***] on Net Sales of Assay Kits sold by EMD in the Territory.

4.3	In the event that EMD is required to obtain additional licenses from third parties in order to use or sell the Products supplied by RBM, EMD will have the right to reduce the royalties for the Assay Kits paid to RBM under Section 4.2 by no more than fifty percent (50%) of the royalty rate owed by EMD to RBM. The royalty rate reduction shall be calculated by subtracting one half a percent (0.5%) for each one percent (1%) in royalty payable to the third party. It is understood that this royalty rate reduction excludes any royalties owed by EMD to Luminex Corporation as noted in Article 8. EMD shall provide written notice to RBM regarding the required licenses and the patents or technology covered under such licenses.
ARTICLE 5 — ROYALTY PAYMENTS
5.1	Royalty payments due under Article 4 shall be made in US Dollars within forty-five (45) days after the last day of March, June, September and December, for royalties due in the preceding quarter Royalty reports as described in Section 5.2 will be submitted along with royalty payments. Within ten (10) days of the end of a calendar quarter, EMD will submit to RBM a written report estimating the amount of royalties payable to RBM for the prior calendar quarter.

5.2	Each royalty payment shall be accompanied by a written statement which shall set forth the Net Sales upon which such royalties are computed and including at least:
i)	Catalog Number and Description of Assay Kits sold through EMD;

ii)	Net Sales of Assay Kits

iii)	Breakdown of Net Sales by territory

iv)	Royalty percentage;

v)	Total royalties payable to RBM;

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If no royalties or other payments are due, a statement shall be sent to RBM stating such fact. For the purpose of computing Net Sales for which a currency other than U.S. Dollars is received, such currency shall be converted in U.S. Dollars using fixed date rates based on the Merck KGaA FINAVIGATE system, which relies on Reuters. The rate is calculated at the end of each calendar month. These currency conversion rates shall be available to RBM upon request.

5.3	In computing of royalties, Assay Kits shall be deemed sold when billed or invoiced by EMD to any third party, including Affiliates or Third Party distributors. EMD will sell Assay Kits to Affiliates and/or Third Party distributors at prices consistent with EMD’s past practices, its internal transfer price policy and then current market conditions and will not arbitrarily establish lower prices to avoid paying a higher royalty to RBM. EMD will not attempt to delay or mischaracterize any payments received from its sale or other transfer of Assay Kits that could result in a lower royalty owed to RBM.

5.4	In the event that a royalty payment is not made by the due date, any unpaid amount shall bear interest from the due date until paid in full, at an interest rate equal to the lesser of one and a half percent (1.5%) per month or the maximum rate allowed by law.

5.5	On reasonable notice and during regular business hours, but no more than once per year, RBM or the authorized representative of RBM shall have the right to inspect the books of accounts, records and other relevant documentation of EMD insofar as they relate to the production, marketing and sale of the Assay Kits, in order to ascertain or verify the amount of royalties and other payments due to RBM hereunder, and the accuracy of the information provided to RBM in the aforementioned reports. Inspections conducted under this Section 5.5 shall be at the expense of RBM, unless a variation or error producing an underpayment in amounts payable exceeding five percent (5%) of the amount paid for any period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by EMD. EMD shall keep for three (3) years from the date of each royalty payment complete and accurate records of any Net Sales by EMD in sufficient detail to allow the payment of royalties hereunder to be determined accurately.

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ARTICLE 6 — ADDITIONAL DEVELOPMENT FEE
After delivery and within thirty (30) days of acceptance as defined in Section 3.10, of the First Group of Products as detailed in Section 3.1, EMD will pay RBM a Development Fee of [***] for development of the Second Group of Products. RBM will use commercially reasonable efforts to deliver to EMD the Second Group of Products (as defined in Exhibit A) within fifteen (15) months of the Effective Date.
ARTICLE 7 —ADDITIONAL PAYMENTS
7.1	In addition to the payment for the Products (Article 3), the Development Fee and Royalties (Article 4), and the Additional Development Fee (Article 6), EMD agrees and will make additional milestone payments to RBM according to the following schedule:
Payment of US$[***] upon Cumulative Product Purchase Target of US$[***]
Payment of US$[***] upon Cumulative Product Purchase Target of US$[***]
Payment of US$[***] upon Cumulative Product Purchase Target of US$[***]
“Cumulative Product Purchase Target” shall mean the total amounts invoiced by RBM for Products sold to EMD during the term of this Agreement. Such milestone payments shall be due and payable within thirty (30) days of the date RBM informs EMD in writing that the Cumulative Product Purchase Target has been met. Milestone payments shall only be due and payable under this Section 7.1 if, at the time the applicable Cumulative Product Purchase Target described in the foregoing schedule is met, the exclusive rights granted in Section 2.1 still remain exclusive as provided in Section 2.2.

7.2	If RBM fails to deliver the First Group of Products in conformity with the Quality Guidelines (as defined in Exhibit A) to EMD on or before September 1, 2008, then the parties will agree to a three (3) month recovery plan. If RBM fails to deliver any sub-panel in conformity with the Quality Guidelines included in the First Group of Products to EMD by December 1, 2008, then RBM will pay EMD [***] on or before February 1, 2009 (or a pro rata portion of such amount based on the number of sub-panels set forth on Exhibit A that are not delivered by such date or which do not conform to the Quality Guidelines).

7.3	If RBM fails to deliver any sub-panel included in the Second Group of Products (as

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defined in Exhibit A) to EMD on or before June 1, 2009, or if such Products fail to conform to the Quality Guidelines, then the parties will agree to a three (3) month recovery plan. If RBM then fails to deliver any subpanel included in the Second Group of Products to EMD by September 1, 2009, or if such Products fail to conform to the Quality Guidelines, then RBM will pay EMD [***] on or before November 1, 2009 (or a pro rata portion of such amount based on the number of sub-panels set forth on Exhibit A that are not delivered by such date or which do not conform to the Specifications and the Quality Guidelines).
ARTICLE 8 — DEVELOPMENT AND SUPPLY AGREEMENT WITH LUMINEX
EMD has entered into a separate Development and Supply Agreement with Luminex Corporation (“Luminex”) under which EMD purchases certain products from Luminex for incorporation into kits developed and commercialized by EMD (“Luminex Agreement”)”). EMD will be responsible for any royalty obligations due to Luminex under the terms of the Luminex Agreement.
ARTICLE 9 — EMD ASSAYS UNDER DEVELOPMENT
9.1	EMD shall be free to continue developing any Non-RBM Products specific for Intracellular Proteins or other Non-RBM Products currently under development as listed in Exhibit D, which is hereby incorporated into and made a part of this Agreement. Additional exceptions will be evaluated on a case-by-case basis and documented via written amendments to this Agreement. Except for any products which, as of the Effective Date of this Agreement, EMD is obligated by contract to purchase from third parties listed in Exhibit D RBM shall be EMD’s exclusive source of supply of the Products and any similar products to EMD during the term of this Agreement. In the event that RBM is unable or unwilling to develop and supply certain Products listed in Exhibit A to EMD within a reasonable timeframe and at a market competitive cost - price structure, EMD shall be allowed to develop or source such Products from third parties as needed.

9.2	Subject in each instance to the terms and conditions of any end user license provisions of any other agreement to which EMD is a party, EMD shall make the Non-RBM Products listed in Exhibit D available for sale to RBM for use in RBM’s testing services business. EMD will sell the Non-RBM Products to RBM in bulk form at prices

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consistent with the transfer pricing model contemplated by this Agreement. Terms of ordering, quality, shipping, and acceptance will be determined in good faith when the first purchase order is submitted by RBM.
ARTICLE 10 — RBM CUSTOM PRODUCTS
RBM shall have the right to sell custom Products to those of its customers that make a specific request for such custom Products. EMD shall have access to these custom Products within the Field of Use, unless restricted by the requesting customer. RBM shall make reasonable efforts to obtain permission for general distribution of custom Products.
ARTICLE 11 — NON-COMPETITION
RBM and EMD agree that competitors of the RBM testing services business could unfairly benefit by purchasing from EMD Assay Kits and other products that are similar to or are competitive with the Products described in this Agreement. EMD will use all commercially reasonable efforts to prevent sales of Product outside the Field, particularly sales of Products used for testing services competitive to RBM’s testing services. If RBM has reason to believe that EMD is making Product sales outside the Field, EMD will analyze its sales and, if necessary, revise its sales order processes to cease such sales.
ARTICLE 12 — PROGRESS REPORTS
At EMD’s request, RBM will provide EMD with monthly Progress Reports related to the timeliness of Product supply to EMD.
ARTICLE 13 — REPRESENTATIONS, WARRANTIES AND COVENANTS
13.1	Representations and Warranties of Each Party. Each party hereby represents and warrants to the other party, as of the Effective Date and the date that each Product, or Group of Products is added to this Agreement pursuant to Article 3, that:
(a)	it is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation;

(b)	the execution, delivery and performance of this Agreement by such party has been

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duly authorized by all requisite corporate action and does not require any shareholder action or approval;

(c)	it has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; and

(d)	it is not a party to any oral or written agreement or arrangement that is inconsistent with its obligations under this Agreement.
13.2	Additional Representations and Warranties by RBM. In addition to the representations and warranties made by RBM elsewhere in this Agreement, RBM hereby represents and warrants to EMD, as of the Effective Date, except as set forth in Schedule 13.2, that:
(a)	All of the RBM Technology and Know-How is, to the best of RBM’s knowledge, valid and in full force and effect, (b) RBM is the owner or licensee of the RBM Technology and Know-How, (c) each of its licenses for a patent or other intellectual property necessary for the development, manufacture, use or sale of the Products is in full force and effect and RBM is and shall at all times during the term of this Agreement remain in compliance with each of its duties and obligations thereunder, and (d), none of the RBM Technology and Know-How is subject to any cancellation or re-examination proceeding or any other proceeding challenging their extent or validity and, to the best of RBM’s knowledge, are not being infringed by any third party;

(b)	RBM has and will have the full and exclusive right, power and authority to grant all of the right, title and interest in the licenses to RBM Technology and Know-How and the Products granted in Section 2.1;

(c)	Other than Luminex Corporation, no third party has any right, title or interest in or to any of the RBM Technology and Know-How and Products with respect to which EMD has been granted or is to be granted a license under this Agreement;

(d)	No portion of the RBM Technology and Know-How relating to any Product is subject to any funding agreement with any government or government agency;

(e)	To the best of RBM’s knowledge, the practice of the RBM Technology and Know-How and commercialization of any Product, each do not infringe any issued patents and know-how owned or possessed by any third party other than

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Luminex Corporation;

(f)	To the best of RBM’S knowledge, the RBM Technology and Know-How constitute all of the intellectual property owned, controlled or licensed by RBM or its Affiliates that claim the Products;

(g)	RBM has not received any claims from any third party that there are any legal deficiencies of the RBM Technology and Know-How or Products licensed under this Agreement (other than office actions received from one (1) or more patent offices in the course of prosecuting the RBM Technology and Know-How) and there are no claims, judgments or settlements against or owed by RBM or any of its Affiliates or pending or, to the knowledge of RBM, threatened claims or litigation in either case related to the RBM Technology and Know-How or Products.
13.3	Representations and Warranties by RBM upon Addition of Additional Product to this Agreement. Upon adding any additional Products to this Agreement, RBM makes each of the representations and warranties set forth in Section 13.2 (Additional Representations and Warranties by RBM) as of the date that such additional Products are added to this Agreement and may update Schedule 13.2 as appropriate to reflect any matters affecting such additional Products.
13.4	Covenants by Each Party. Each party hereby covenants to the other party that, from and after the Effective Date:
a.	it shall at all times comply with all material laws and regulations applicable to its activities under this Agreement; and

b.	it shall not enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

c.	it is, as of the Effective Date, and will remain through the Term of this Agreement a Luminex licensee in good standing.
13.5.	EMD agrees to notify RBM promptly of each suspected or confirmed infringement of such patented technology of which EMD is or becomes aware.

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13.6.	In the event that RBM and EMD jointly develop any new invention that relate to the Products or Assay Kits, RBM and EMD shall jointly own such invention so long as at least one employee of each party is a named inventor as determined under U.S. patent laws and that both parties jointly file any related patents. The costs for such joint filing and fees shall be shared equally. In the event of joint inventions, the parties shall agree on the same legal counsel to assist with patent filing.
ARTICLE 14 — TRAINING
RBM agrees to provide reasonable training to EMD personnel on the use and benefits of each discrete Product within sixty (60) days prior to the delivery of all unique Products.
ARTICLE 15 — CONFIDENTIALITY
15.1	Both EMD and RBM agree to treat as confidential all proprietary information made available by RBM to EMD or by EMD to RBM. Either party may disclose proprietary information under confidentiality with its Affiliates, Board, investors, attorneys or advisors for purposes of any information required.

15.2	Neither EMD nor RBM shall be bound by the provisions of this Article 15 with respect to information which (i) is known to the receiving party at the time of the disclosure; or (ii) is in the public domain at the time of the disclosure; or (iii) becomes a part of the public domain after the time of disclosure, other than through disclosure by the receiving party; or (iv) is required to be disclosed by law or contract. If the receiving party is compelled to disclose any of the disclosing party’s confidential information, the receiving party shall disclose as little as possible and immediately notify the disclosing party of this request and provide reasonable assistance in obtaining a protective order or any other available remedy.

15.3	The obligation of EMD and RBM under this Article 15 shall survive by five (5) years the expiration or earlier termination of all or any other part of this Agreement.
ARTICLE 16 — USE OF NAMES
16.1	EMD agrees to co-brand the Assay Kits and any related promotional literature with the Novagen and RBM name. EMD will place the statement “Manufactured by Rules Based

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Medicine” on all marketing and packaging materials used in connection with the Assay Kits. As appropriate, RBM will provide EMD with any required licensing language to include in promotional literature for the Assays Kits.

16.2	Both parties must agree to the wording in any press release related to this Agreement. Once approved in writing by both parties, such press release may be disclosed to third parties.
ARTICLE 17 — PROMOTION AND CUSTOMER SUPPORT
EMD shall be responsible for all costs associated with the promotion of the Assay Kits and for direct customer support for the Assay Kits. RBM will provide reasonable support to EMD for the Products and Assay Kits via telephone, fax, or e-mail, and where necessary and possible use its best efforts to provide detailed technical information in a timely fashion (i.e. within two (2) business days) to EMD, thereby facilitating timely responses to customers.
ARTICLE 18 — RBM SOFTWARE
RBM will make its PlateReader and PlateViewer software available at no additional cost to end-users of the Products, subject to the terms of RBM’s standard software license agreements. RBM and EMD will define optimal procedures for providing the PlateReader and PlateViewer software at a later date.
ARTICLE 19 — RIGHT TO AUDIT
EMD shall have the right to audit RBM to the extent reasonably necessary to ensure that RBM is only supplying Products to EMD and not to third parties, except as described in Article 10.
ARTICLE 20 — TERM AND TERMINATION
20.1	This Agreement shall come into force on the Effective Date. The initial term of this Agreement shall be seven (7) years beginning on the first day of the month immediately following receipt by EMD of the First Group of Products, or if received on the first day of a month, beginning on that day (“Initial Term”). Thereafter the Agreement will automatically renew for successive one (1) year terms (“Extended Term(s)”). The Initial Term and any Extended Terms together shall be referred to herein as the “Term”. Either

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party may terminate this Agreement effective on the expiration of the Initial Term or on the expiration of any Extended Term by giving not less than twelve (12) months’ prior written notice to the other party. Notwithstanding the foregoing, after such time as the exclusive rights granted in Section 2.1 are not exclusive, either party may terminate this Agreement at its convenience upon no less than one-hundred and eighty (180) days written notice to the other party.

20.2	If either party fails to comply with, or breaches, any of the provisions contained herein and such non-compliance, or breach, is not cured within thirty (30) days after notice thereof to the breaching party, the non-breaching party may terminate this Agreement. The breaching party, subject to any and all liability limitations set forth in this Agreement, will be liable for any damages suffered by the non-breaching party on account of such breach or termination.

20.3	Any termination of this Agreement shall be without prejudice to any other rights or remedies available under this Agreement or at law and neither party shall be relieved of any of its obligations incurred prior to such termination. All provisions herein relating to payments accrued through the date of termination, and associated reporting and inspection obligations, as well as all provisions relating to confidentiality, indemnification and liability shall survive termination.
ARTICLE 21 — INDEMNITY
21.1.	Each party hereto shall indemnify and hold harmless the other for all liability, loss and expense incurred by the other party resulting from the willful and wrongful, or negligent act or omission, of the party at fault, its agents, subcontractors or assigns in performance under this Agreement. Further, in the event the parties are jointly at fault, they agree to indemnify each other in proportion to their relative fault. Notwithstanding the foregoing, and except to the extent of a willful and wrongful act or omission, neither party shall have any liability for incidental, consequential or special damages of any description, whether arising out of warranty or contract, negligence or other tort, or otherwise, including, without limitation, any damages resulting from lost profits or lost business opportunity.

21.2.	RBM represents and warrants that it is not aware that any Product to be supplied hereunder infringes any patent, copyright or other proprietary right of any third party. If notice is received by either Party charging that any Product or Assay Kit hereunder

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infringes any patent, copyright or other proprietary right of such third party, such notified Party will promptly notify the other. RBM and EMD agree to enter into discussions, and where necessary, to develop, if possible, a mutually acceptable change in such Product or Assay Kit to avoid such alleged infringement. If no such mutually satisfactory change can be worked out, RBM agrees to enter into negotiations with such third party for the purpose of attempting to procure for EMD on commercially reasonable terms, the right to continue selling the Assay Kit. If RBM and EMD cannot develop such a mutually acceptable change and if RBM is unable to so procure for EMD such right, EMD shall have the right to immediately terminate its obligations under this Agreement to purchase said Product. RBM agrees to purchase unsold inventories of said Product under the same terms and conditions as those upon which said Products were supplied to EMD. Time shall be of the essence for all actions to be taken under this Section 21.2.
ARTICLE 22 — ASSIGNMENT
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Agreement may not be assigned by EMD without the prior written consent of RBM, which consent may be withheld in the non-assigning party’s sole discretion and any purported assignment without such consent shall be void; provided, however, that EMD may, without such consent, assign this Agreement in connection with the sale or transfer of all or substantially all of its business or in connection with a merger or other consolidation with another entity. In the event of a sale or transfer of all or substantially all of EMD’s business or in connection with a merger or other consolidation of EMD to or with another entity that RBM’s deems to be a competitor, RBM may require EMD to remove any and all attribution to RBM from EMD’s product labeling, etc., such removal to become effective as each and every Product is newly manufactured after the effective date of any such sale, merger or other consolidation.
ARTICLE 23 — NOTICES
Any notices to be given hereunder shall be sufficient if signed by the party (or party’s attorney) giving same and either: (a) delivered in person; (b) mailed certified mail return receipt requested; or (c) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

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If to RBM:
Rules-Based Medicine, Inc.
3300 Duval Road
Austin, TX 78759
Attn: Craig Benson
President and CEO
Fax: (512) 835-4687
If to EMD:
EMD Chemicals Inc.
441 Charmany Drive
Madison, WI 53719
Attn: Lisa Johnson
Vice President, Corporate Development
Fax: (608) 238-1388
By such notice either party may change their address for future notices. Notices delivered in person shall be deemed given on the date delivered. Notices sent by fax shall be deemed given on the date faxed. Notices mailed shall be deemed given on the date postmarked on the envelope.
ARTICLE 24 — MISCELLANEOUS
24.1	Any failure of either party to enforce, at any time or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provision or of any other provision hereof.

24.2	If the performance of this Agreement or of any obligation thereunder by either party (except for monetary payments) is impeded by reasons of a force majeure such as terrorist act, war, revolution, riot, civil commotion, blockade, embargo, act or restraint of government, strike, weather-related events, lock-out or damage by fire or flood or by reason of any other circumstance beyond its reasonable control, the Party so affected shall, upon giving notice to the other, be excused from such performance to the extent such force majeure necessitates, provided that it shall use its best endeavors to avoid or

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remove or minimize the cause of non-performance and shall continue performance of its obligations under this Agreement with the utmost dispatch whenever such force majeure shall be removed. Should a party declaring force majeure be unable, due to the force majeure, to resume performance of this Agreement within ninety (90) days of the declaration of force majeure, then the other party may, after expiration of said ninety (90)_day period, but prior to the resumption of performance by the party declaring force majeure, terminate this Agreement by written notice.

24.3	This Agreement may not be modified, changed or terminated orally. No change, modification, addition or amendment shall be valid unless in writing and signed by the parties hereto.

24.4	This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, excluding any choice of law rules that may direct the application of the laws of any other jurisdiction.

24.5	All disputes concerning this Agreement which cannot be settled in an amicable way between the parties hereto shall be finally settled by arbitration using one neutral arbitrator skilled in the subject matter under dispute to be held in Austin, TX within sixty (60) days of the written notice of the dispute. Judgment in writing by the arbitrator shall be rendered within six (6) months of the first hearing. The award rendered shall be final and binding on both parties. The language to be used in the arbitral proceedings shall be English. Either party may submit the written judgment of the arbitrator in a court binding on the other party for enforcement.

24.6	It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be severable and not joint.

24.7	This Agreement constitutes and contains the entire agreement of the parties regarding the subject matter hereof and supersedes any and all prior negotiations, correspondence, understanding, and agreements, whether written or oral, between the parties respecting the subject matter hereof.

24.8	Each party shall comply with all applicable national and international laws, rules, treaties, and regulations related to the activities contemplated by this Agreement. In particular,

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each party shall comply with all laws, administrative regulations, and executive orders of any applicable jurisdiction relating to the control of imports and exports of commodities and technical data. Each party shall subject to any and all liability limitations contained in this Agreement, indemnify and hold the other harmless against all claims, cost, damage, expense, or liability arising out of or in connection with a breach of this Section 24.8.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate on the day and year first written above.

RULES-BASED MEDICINE, INC.		EMD CHEMICALS INC.

/s/ Craig Benson		/s/ Meiken Krebs

Craig Benson		Meiken Krebs
President and CEO		President and CEO

Date:	10/31/07	Date:	10-31-07

Confidential	October 19, 2007
EXHIBIT A
PRODUCTS & TRANSFER PRICING
The Products and Sub-Panels listed below contain various numbers of analytes.  As further development and marketing data becomes available, RBM and EMD may agree to alter the analyte quantity and composition of these Products and Sub-Panels.
First Group of Products

Product	Sub-Panel	Target	Analytes	Rank	Transfer Price
Toxicology	Panel 1	Rodent	6	A	$	[***]
Toxicology	Panel 2	Rodent	6	A	$	[***]
Cardiovascular	Acute phase	Human	6	B	$	[***]
Cardiovascular	Apolipoproteins	Human	7	B	$	[***]
Cardiovascular	Cytokine	Human	6	C	$	[***]
Cardiovascular	Other	Human	16	B	$	[***]
Cancer	Tumor markers	Human	6	B	$	[***]
Cancer	Growth factors	Human	11	B	$	[***]
Second Group of Products

Product	Sub-Panel	Target	Analytes	Rank	Transfer Price
Metabolic	Panel 1	Human	9	B	$	[***]
Metabolic	Panel 2	Human	7	A	$	[***]
Metabolic	Hormone	Human	7	C	$	[***]
Metabolic	Steroid	Human	4	B	$	[***]
General Pricing Guidelines
Products may be divided into Sub-Panels in order to match expected analyte concentrations to sample dilutions. RBM and EMD will review product specifications and marketing research results to rank Products on a Sub-Panel basis using the following guidelines:
Panel rank based on novelty and market value
A	>70% novel analytes plus added value; e.g. Rat toxicity panel

B	30-70% of panel analytes are novel

C	Multiple competitors; e.g. cytokines
The transfer price charged to EMD is determined from the following table using the number of analytes and ranking of each Product.

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	A		B		C
Analytes	panel price		panel price		panel price
1	$	[***]	$	[***]	$	[***]
2	$	[***]	$	[***]	$	[***]
3	$	[***]	$	[***]	$	[***]
4	$	[***]	$	[***]	$	[***]
5	$	[***]	$	[***]	$	[***]
6	$	[***]	$	[***]	$	[***]
7	$	[***]	$	[***]	$	[***]
8	$	[***]	$	[***]	$	[***]
9	$	[***]	$	[***]	$	[***]
10	$	[***]	$	[***]	$	[***]
11	$	[***]	$	[***]	$	[***]
12	$	[***]	$	[***]	$	[***]
13	$	[***]	$	[***]	$	[***]
14	$	[***]	$	[***]	$	[***]
15	$	[***]	$	[***]	$	[***]
16	$	[***]	$	[***]	$	[***]
17	$	[***]	$	[***]	$	[***]
18	$	[***]	$	[***]	$	[***]
19	$	[***]	$	[***]	$	[***]
20	$	[***]	$	[***]	$	[***]
This generic schedule will serve as a basis for establishing the transfer prices for future (i.e. Year 3 and beyond) Groups and Panels including the Stem Cell, Human Toxicity and Cytokine Products. Naturally, the indicative prices detailed in this schedule may be adjusted upwards to allow for annual inflation and / or any other standard or extraordinary market events.
Pricing is based on the complete set of reagents sufficient to process one 96-well plate and does not include common consumables such as the 96-well filter plate. All prices are subject to change, depending on the final Quality Guidelines for the Products.
Pricing does not include applicable U.S. federal or state sales or use taxes, which will be paid by EMD as and when due; however, RBM shall bear and pay all Federal, State and Local taxes based upon or measured by its net income, and all franchise taxes based upon its corporate existence, or its general corporate right to transact business Such taxes shall be added as a separate line item to the invoice.

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EXHIBIT B
QUALITY GUIDELINES
PERFORMANCE AND QUALITY CHARACTERISTICS
At a time not less than sixty (60) days prior to the launch of each Product under this Agreement, RBM shall submit to EMD performance and quality characteristics (Product Specific Performance and Quality Report) that will make up final Product specifications. The following are general characteristics that RBM will monitor during the development of each Product.
      1. Lower Limit of Detection (LLOD)
LLOD is determined from the average of the signal for a minimum of twenty (20) replicate determinations of the standard curve blank for each assay. Two standard deviations are added to the average of the signal, and this value is converted to concentration as interpolated from the dose response curve.
     2. Cross-reactivity
Cross-reactivity is the ability of an assay to differentiate and quantify the analyte of interest in the presence of other similar analytes in the sample that could have a positive or negative effect on the assay value. It is determined by testing high concentrations of each analyte across a multiplex panel.
     3. Spike Recovery
Spike recovery is performed as an assessment of accuracy which is often not possible for biological products due to the unavailability of pure “gold” standards. It is used to account for interference caused by compounds introduced from the physical composition of the sample or sample matrix that may affect the accurate measurement of the analyte. It is performed by spiking different amounts of standard spanning the assay range into standard curve diluent (control spike) and known samples. The average percentage recovery is calculated as the proportion of spiked standard in the sample (observed) to that of the control spike (expected) following analysis.
      4. Linearity of Dilution/Parallelism
Linearity is the ability of the assay to obtain test results that are proportional to the concentration of analyte in a sample when serially diluted to produce values

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within the dynamic range of the assay. The average percentage recovery throughout the dilution series is then calculated as observed vs. expected concentration.
      5. Reproducibility/Precision
Precision is defined by the agreement between replicate measurements of the same material when measured within Run (intra-assay CV) and over a series of Runs (inter-assay or Total CV). It is determined by measuring 3 levels of controls in duplicate over a minimum of 5.
      6. Stability
Stability studies will be conducted with the goal of delivering products with 18 months of stability; 12 months once received by end-user customers, 6 months at EMD.
      7. Range
The dynamic range is defined as the range of standard used to produce the standard curve. It is determined during assay development when standards are analyzed in a wide range above and below the expected concentrations using full-log dilutions. The standards are subsequently retested using reduced serial dilutions that target the useful, linear part of the standard curve.
      8. Acceptable sample types
For all products made to measure secreted or shed proteins, plasma, serum, and tissue culture supernatants will be the acceptable sample types. Other sample types will be listed when known or appropriate.

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EXHIBIT C
FIELD OF USE
“Field of Use” means products used solely for research purposes, more specifically, including biomedical research, but excluding laboratory testing for clinical diagnostics and therapeutic purposes.

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EXHIBIT D
EMD ASSAYS UNDER DEVELOPMENT
As of the date of execution EMD has disclosed that it is developing the following Non-RBM Products.
MMPs
MMP 1
MMP 3
MMP 7
MMP 8
MMP 9
MMP 10
MMP 13
Kinases (total and phospho)
EGFR
HGFR
IGFR
PDGFR☐
PDGFR☐
Erb2
ErbB3
InsR
VEGFR-2
Tie2
Breast Cancer Panel
Angiogenin
Angiopoetin2
Cadherin
Catenin
EGFR
ER
ErbB2
Fas
FasL
IGFBP3
IGFR
PAI
PR
TIMP1
TIMP2
uPA
VEGFR2

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Schedule 13.2
Exceptions to Additional Representations and Warranties